Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ENERPAC TOOL GROUP CORP

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.20 per share, reserved for issuance pursuant to the Enerpac Tool Group Inducement Award Plan	(1)	Other	621,622	$34.97	$21,738,121.34	0.000087	$1,891.22

Total Offering Amounts:						$21,738,121.34		1,891.22
Total Fee Offsets:								0.00
Net Fee Due:								$1,891.22

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement ("Registration Statement") shall also cover any additional shares of the Registrant's Class A common stock, $0.20 par value per share (the "Class A Common Stock"), which become issuable under the Enerpac Tool Group Inducement Award Plan ("Inducement Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Class A Common Stock, as applicable.

The Amount Registered includes shares of Class A Common Stock that may again become available for delivery with respect to awards under the Inducement Plan pursuant to the share counting, share recycling and other terms and conditions of the Inducement Plan.

The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Unit of $34.97 per share represents the average of the high and low sales prices of the Registrant’s Class A Common Stock on the New York Stock Exchange on October 22, 2026, which date is within five business days prior to the filing of this Registration Statement.